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                                                                  EXHIBIT 99.2

COLUMBUS, Ohio (July 1, 2004) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance company, today announced the retirement of Sally J. Cress effective September 1, 2004. Matthew C. Nolan has been appointed to succeed Mrs. Cress as the Company's Principal Financial Officer, effective today.

Mrs. Cress has served as Secretary and Treasurer of Bancinsurance Corporation and Ohio Indemnity Company, a wholly-owned subsidiary, since March 4, 1985 and was elected a Director of Ohio Indemnity Company on November 20, 1992.

John S. Sokol, President, said, "We appreciate the many contributions Sally has made over the past 19 years. During this period the Company significantly increased its business through expanded product offerings and entry into new markets. Sally was instrumental in helping us successfully manage this growth and maintaining strong financial controls and reporting. She has consistently accepted increased responsibilities, demonstrated strong initiative, and commitment to the Company's performance. We wish her the best in her future endeavors."

Mr. Nolan has served as Manager of Finance & Reporting since joining Bancinsurance Corporation on April 18, 2003. He was previously employed by KPMG LLP from 1997 until he joined the Company last year. While at KPMG LLP, Mr. Nolan was an Audit Manager in the financial services sector with a specialized focus in the insurance industry. Mr. Nolan graduated summa cum laude from Ohio University with a Bachelor of Business Administration degree in accounting. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Ohio Society of Certified Public Accountants, and the Insurance Accounting and Systems Association.

Mr. Sokol, added, "Matt is an outstanding and well-respected leader. His professional background combined with contributions he has made since joining the Company last year will provide continuity in our financial management. I look forward to working with Matt and the entire management team to continue implementing the Company's focused growth strategy."

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products include our Ultimate Loss Insurance(R), creditor placed insurance and guaranteed auto protection products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities' former employees. The Company also assumes bail bond coverage.



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